MASTERWORKS

AVAILABLE NOW


You
transform
prowess
into
pose

AVAILABLE NOW

The only photography works *ever* featured on Masterworks.

99% PROGRESS

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Barbara Kruger vs. Popular Assets ('99-'22)


BARBARA KRUGER'S MARKET
1.51
S&P 500
0.39
U.S. BONDS
0.43
GOLD
0.50
U.S. HOUSING MARKET (FRED)
0.51

Note: For illustrative purposes only. Comparison of assets that trade real time compared to assets that trade episodically like art may have limitations, see Important Disclosures for more info. Past performance is not indicative of future results.

In-Demand Style At Auction

Each work is unique, but Kruger's works similar in style, scale, and period have sold for as high as $1.56M.[2]


My face
is your fortune

Sold for $1.56M
Sotheby's 2022


Your
manias become
science

Sold for $1.17M
Christie's 2021



Available for $422K

Other similar works have been sold for $350k ('19), $413k ('23), and $500k ('19).



AS A.I. BECOMES HARDER TO DETECT, PHOTOGRAPHY IS HAVING A RENAISSANCE

"Despite—or perhaps, because of—the rise of artificially made images, photography is suddenly in the spotlight, in galleries in New York and beyond."

The New York Times

2024

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Important Disclosures

View offering circular here. Investing involves risk. Past results are not indicative of future outcomes.

Masterworks is providing this communication as an agent for its issuer entities, not Masterworks Advisers. Content does not contain legal, tax, or investment advice. Masterworks is not a licensed broker-dealer by the SEC or FINRA.

Masterworks can only make and accept sales after an offering statement has been filed, and "qualified", by the SEC. Any offers may be revoked before notice of qualification. Indications of interest involve no obligation. For further disclosure on Regulation A Offerings, Risks of Investing, Performance Metrics, Art Market Data, Progress Bar, and more visit the offering documents filed with the SEC and Important Disclosures at masterworks.com/cd.

1. Market-Risk Adjusted Appreciation, also referred to as the "Sharpe Ratio," indicates how well the artist's market has performed historically in comparison to the rate of return on a risk-free investment by measuring price appreciation relative to the volatility of that price appreciation over time. A relatively higher Sharpe Ratio reflects higher appreciation relative to volatility and generally signals a better risk adjusted return, and, conversely, a relatively lower Sharpe Ratio generally means there is more volatility relative to price appreciation, although historical volatility is not necessarily a proxy for investment risk. Sharpe Ratio of artist market qualitatively different from measurement of the individual performance of Masterworks securities. While Masterworks believes comparisons to other asset classes can be useful to help potential investors discern long term trends in these asset classes, there are significant limitations to the utility of such comparative data, particularly over shorter time periods, and potential investors are cautioned not to place undue reliance on such data. For example, many asset categories are far more liquid than artwork. Whereas exchange traded stocks, commodities and precious metals are priced continuously in real time, art prices upon which data is available (i.e. public auctions) are updated only on limited occasions during select months of the year when public auctions are held. As a result, these asset categories may appear to be more volatile than art and will react more quickly to events and market forces than art prices.

'Progress' reflects the percentage of the total offering for which investors have initiated a subscription on the website's buyflow. This includes subscriptions that have closed for which shares have been issued, subscriptions that have been funded, but are not yet closed, subscriptions that been signed (i.e. reserved), but not yet funded and subscriptions that have been initiated whereby a person has entered the number of shares and amount they wish to purchase, but has not yet completed the subscription. Since some of these potential investors will ultimately not complete the purchase, the progress percentage always reflects the higher end of the range of subscriptions received at any given point in time.

Art sales price data is comparative only. Each painting is unique and historical data is not a direct proxy for any specific painting or investment. Data represents whole art not an investment into our offerings which includes fees and expenses. Past sales are not indicative of future results.

Celebrity and publication affiliation with artist is not an endorsement of Masterworks or Masterworks Offerings.

Masterworks, LLC is located at 225 Liberty St, 29th Floor, New York, NY 10281.